Exhibit 10.2

Coldwater Creek Inc.

Notice of Grant of Stock Unit

Notice is hereby given of the grant of the following stock units (the “Stock Units”) relating to shares of the Common Stock of Coldwater Creek Inc. (the “Corporation”):

Grantee:                  «FirstName» «LastName»

Grant Date:             «GrantDate»

Vesting Commencement Date:         «VestingCommDate»

Number of Stock Units Covered by Grant:         «NumberShares»

You understand and agree that the Stock Units are granted subject to and in accordance with the terms of the Coldwater Creek Inc. Amended and Restated Stock Option/Stock Issuance Plan, as amended (the “Plan”) and the attached Stock Unit Agreement. You further agree to be bound by the terms of the Plan and the terms of the Stock Units as set forth in the attached Stock Unit Agreement.

Date: «GrantDate»

Coldwater Creek Inc.

By:
Title:	Chairman/CEO

Grantee

Address:

ATTACHMENT

Stock Unit Agreement

This is not a stock certificate or a negotiable instrument.

Non-Employee Director Grant

COLDWATER CREEK INC.

AMENDED AND RESTATED STOCK OPTION/STOCK ISSUANCE PLAN

STOCK UNIT AGREEMENT

Stock Unit Transferability	This grant is an award of stock units in the number of units set forth on the cover sheet, subject to the vesting conditions described below (“Stock Units”). Your Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Stock Units be made subject to execution, attachment or similar process.

Vesting Schedule

Your Stock Unit shall vest upon your completion of one year of continuous Service as a member of the Board of Directors, as measured from the Vesting Commencement Date shown on the cover sheet of this Stock Unit Agreement.

If your Service terminates for any reason other than Misconduct, you will forfeit any Stock Units in which you have not yet become vested. If your Service terminates for Misconduct, you shall forfeit of all of your Stock Units.

Corporate Transaction or Change in Control	Your Stock Units shall immediately vest in full and all shares underlying your Stock Units shall be delivered to you in the event of any Corporate Transaction or Change of Control.

Delivery of Stock Pursuant to Units

A certificate for the shares of Common Stock represented by your Stock Unit Agreement shall be delivered to you, or to your eligible beneficiary or your estate, on the date on which all of your Stock Units have vested; provided, that, if your Service terminates before the date all of your Stock Units have vested, you will instead be delivered a certificate for the vested portion of the shares of Common Stock represented by your Stock Unit Agreement.

Notwithstanding the preceding paragraph, if the shares relating to the vested Stock Units would otherwise be delivered during a period in which you are (i) subject to a lock-up agreement restricting your ability to sell shares of Common Stock in the open market or (ii) restricted from selling shares of Common Stock in the open market because you are not then eligible to sell under the Corporation’s insider trading or similar plan as then in effect (whether because a trading window is not open or you are otherwise restricted from trading), delivery of the shares related to the vested Stock Units will be delayed until no earlier than the first date on which you are no longer prohibited from selling shares of Common Stock due to a lock-up agreement or insider trading plan restriction.

Non-Employee Director Grant

Withholding Taxes	You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Stock Units or your acquisition of Common Stock under this grant. In the event that the Corporation determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, the Corporation will have the right to: (i) require that you arrange such payments to the Corporation, (ii) withhold such amounts from other payments due to you from the Corporation or any Parent or Subsidiary, or (iii) cause an immediate forfeiture of shares of Common Stock subject to the Stock Units granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Shareholder Rights	You do not have any of the rights of a shareholder with respect to the Stock Units unless and until the Common Stock relating to the Stock Units has been delivered to you.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Common Stock, the number of Stock Units covered by this grant will be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Idaho, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Consent to Electronic Delivery	The Corporation may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Corporation may deliver the Plan prospectus and the Corporation’s annual report and proxy statement to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Corporation would be pleased to provide copies. Please contact Human Resources to request paper copies of these documents.

The Plan	The text of the Plan is incorporated in this Agreement by reference. This Agreement, the attached cover sheet and the Plan constitute the entire understanding between you and the Corporation regarding this grant of Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded. The Plan will control in the event any provision of this Agreement or the attached cover sheet should appear to be inconsistent with the terms of the Plan.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

Non-Employee Director Grant

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